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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 12, 2004


                           SIRIUS SATELLITE RADIO INC.
               (Exact Name of Registrant as Specified in Charter)

                Delaware                                0-24710                             52-1700207
      (State or other Jurisdiction             (Commission File Number)                  (I.R.S. Employer
            of Incorporation)                                                           Identification No.)

            1221 Avenue of the Americas, 36th Fl., New York, NY                               10020
                 (Address of Principal Executive Offices)                                    (Zip Code)


       Registrant's telephone number, including area code: (212) 584-5100



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Item 5.  Other Events.

         Today we announced an agreement with RadioShack Corporation, one of the nation's largest consumer electronics retailers with more than 7,000 outlets nationwide, to distribute, market and sell SIRIUS satellite radios. Our agreement with RadioShack is expected to significantly increase our retail distribution.

         In connection with this agreement, we have agreed to pay RadioShack compensation based upon the number of subscribers to our service that RadioShack activates, reimburse it for costs of certain joint marketing efforts, and pay it other customary compensation. We have also agreed to issue RadioShack warrants to purchase up to 10,000,000 shares of our common stock. All of these warrants will have an exercise price of $5.00 per share and will vest and become exercisable only if RadioShack achieves specified activation targets during the term of the agreement.

         Today we also announced an agreement with affiliates of EchoStar Communications Corporation, which serves over nine million satellite television customers through its DISH Network and is a leading provider of advanced digital television services. EchoStar has agreed to purchase, distribute, market and sell SIRIUS satellite radios through its extensive network of satellite television dealers and certain other retailers and distributors. In connection with the purchase, distribution, marketing and sale of SIRIUS satellite radios, we have agreed to pay EchoStar compensation based upon the number of subscribers to our service that it activates. EchoStar has also agreed to broadcast on its DISH Network satellite television service substantially all of our commercial-free music channels as part of its America's Top 120 and America's Top 180 programming packages, packages that are received by a majority of DISH Network subscribers.









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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           SIRIUS SATELLITE RADIO INC.


                           By: /s/ Patrick L. Donnelly
                               -----------------------------------------
                                   Patrick L. Donnelly
                                   Executive Vice President, General Counsel and Secretary


Dated: February 12, 2004







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